UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 6, 2011 (December 31, 2010)

UNITED STATIONERS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-10653	36-3141189
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Parkway North Blvd. Suite 100 Deerfield, Illinois	60015-2559
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (847) 627-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05                                           Costs Associated with Exit or Disposal Activities.

On December 31, 2010, United Stationers Inc. (the “Registrant”) approved a voluntary early retirement program for eligible employees and a focused workforce realignment to align resources with strategic initiatives.  These actions are expected to be substantially completed by the end of the second quarter of 2011 and will result in a 2010 fourth quarter pre-tax charge of approximately $9 million to $10 million, which includes approximately $2.5 million to $3.0 million related to the non-retiree portion.  The pre-tax charges are comprised of severance and related expenses and will be charged against operating expenses.  Cash outflows will occur primarily during 2011. The Registrant’s goal is to achieve annual run-rate savings of approximately $4 million to $5 million from these actions beginning in the second half of 2011.

Item 9.01              Financial Statements and Exhibits.

The following exhibit is filed herewith:

Exhibit No.	Description

99*	Press Release, dated January 6, 2011, announcing a voluntary early retirement program and workforce realignment

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNITED STATIONERS INC.

Date: January 6, 2011	/s/Eric A. Blanchard
Senior Vice President, General Counsel and
Secretary

UNITED STATIONERS INC.

EXHIBIT INDEX TO CURENT REPORT ON FORM 8-K

DATED JANUARY 6, 2011

Exhibit No.	Description	Method of Filing

99	Press Release, dated January 6, 2011 announcing a voluntary early retirement program and workforce realignment.	Filed Herewith